Exhibit 99.(a)(5)(B)

Press Release

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN JAPAN, AUSTRALIA OR THE REPUBLIC OF ITALY

(SEE “OFFER AND DISTRIBUTION RESTRICTIONS” BELOW)

May 4, 2010

THE ROYAL BANK OF SCOTLAND GROUP PLC AND NATIONAL WESTMINSTER BANK PUBLIC LIMITED COMPANY ANNOUNCE PRELIMINARY RESULTS OF THEIR TENDER OFFER

The Royal Bank of Scotland Group plc (“RBSG”) and National Westminster Bank Public Limited Company (“NatWest” and, together with RBSG, the “Offerors”) announced today the preliminary results of their tender offer (the “Tender Offer”) for the outstanding securities of each series listed in the table at the end of this press release (collectively, the “Securities”) issued by RBSG, NatWest and certain of their affiliates. The Tender Offer consisted of a separate offer for each series of Securities (each, an “Offer”) and was made on the terms and subject to the conditions set out in an Offer to Purchase dated April 6, 2010 (the “Offer to Purchase”) and an accompanying Letter of Transmittal, each as amended and supplemented from time to time. Each Offer expired at 12:00 midnight, New York City time, on May 3, 2010 (which was the end of the day of May 3, 2010) (the “Expiration Time”).

Capitalized terms not otherwise defined in this press release have the same meaning assigned to them in the Offer to Purchase.

Preliminary Results of the Tender Offer

According to information provided by BNY Mellon Shareowner Services, who is acting as tender agent with respect to the Tender Offer, as of the Expiration Time, an aggregate face amount of approximately $3,904,266,527.60 of the outstanding Securities was validly tendered and not validly withdrawn. The table at the end of this release sets forth in detail the amount of Securities of each series validly tendered as of the Expiration Time. The preliminary results of the Tender Offer are subject to change, based upon rounding and verification of certain tenders. Also, the Offerors have not yet finalized the proration factors for the series of Securities which will be accepted on a pro rata basis. Once such calculations are finalized, the Offerors will announce the final results of the Tender Offer promptly after they are available and, in any event, no later than 9:00 a.m. on May 6, 2010.

The Offerors will accept on the Settlement Date (as defined below) validly tendered Securities subject to, and in accordance with, the Acceptance Priority Levels, the Aggregate Offer Limit and the Series Offer Limits announced on April 6, 2010, as further described in the Offer to Purchase.

Completion of the Tender Offer was conditional upon the satisfaction or waiver of the conditions set out in the Offer to Purchase, all of which conditions have now been satisfied or waived.

Settlement of the Tender Offer will occur on May 6, 2010 (the “Settlement Date”). On the Settlement Date, the Tender Agent will arrange for all purchased Securities to be transferred to or to the order of the relevant Offeror (in the case of the RBSG ADSs and NatWest Series C ADSs, having first been transferred on trust to the Preference Share Trustee) and the Offerors will deliver to the Tender Agent for delivery to tendering holders the amount of cash necessary to pay to each holder of Securities an amount equal to the sum of the applicable Tender Offer Consideration for the relevant series as set out in the table at the end of this press release plus, in each case, Accrued Distributions.  Under no circumstances will interest on the Tender Offer Consideration for the Securities be paid, regardless of any delay in making such payment.

Securities that were not successfully tendered for purchase pursuant to the Tender Offer at or prior to the Expiration Time will remain outstanding following the Tender Offer.

Preliminary Results of the Tender Offer

Securities Code	Accept- ance Priority Level	Offeror	Title of Securities	Series Offer Limit	Face Amount per Security	Aggregate Face Amount Validly Tendered and Not Withdrawn	Tender Offer Consideration(1) per Security or as a percentage of Face Amount Tendered

ISIN: US7800977479 CUSIP: 780097747	1	RBSG	ADSs, Series R, representing 6.125% Non-cumulative Dollar Preference Shares, Series R, issued by RBSG on December 27, 2006	$585,000,000.00	$25	$395,901,700.00	$14.00 per Security

ISIN: US7800977628 CUSIP: 780097762	2	RBSG	ADSs, Series P, representing 6.250% Non-cumulative Dollar Preference Shares, Series P, issued by RBSG on November 9, 2005	$495,000,000.00	$25	$302,917,325.00	$14.00 per Security

ISIN: US7800977966 CUSIP: 780097796	3	RBSG	ADSs, Series M, representing 6.400% Non-cumulative Dollar Preference Shares, Series M, issued by RBSG on August 26, 2004	$832,500,000.00	$25	$346,853,275.00	$14.00 per Security

ISIN: US7800977701 CUSIP: 780097770	4	RBSG	ADSs, Series N, representing 6.350% Non-cumulative Dollar Preference Shares, Series N, issued by RBSG on May 19, 2005	$900,000,000.00	$25	$447,171,000.00	$14.00 per Security

ISIN: US7800977396 CUSIP: 780097739	5	RBSG	ADSs, Series S, representing 6.600% Non-cumulative Dollar Preference Shares, Series S, issued by RBSG on June 28, 2007	$855,000,000.00	$25	$288,774,000.00	$14.00 per Security

ISIN: US7800977545 CUSIP: 780097754	6	RBSG	ADSs, Series Q, representing 6.750% Non-cumulative Dollar Preference Shares, Series Q, issued by RBSG on May 25, 2006	$607,500,000.00	$25	$158,826,550.00	$14.00 per Security

ISIN: US7800977131 CUSIP: 780097713	7	RBSG	ADSs, Series T, representing 7.250% Non-cumulative Dollar Preference Shares, Series T, issued by RBSG on September 27, 2007	$1,440,000,000.00	$25	$318,854,025.00	$14.75 per Security

ISIN: US780097AU54 CUSIP: 780097AU5	8	RBSG	ADSs, Series U, representing 7.640% Non-cumulative Dollar Preference Shares, Series U, issued by RBSG on October 4, 2007	$1,499,900,000.00	$100,000	$487,090,000.00	66% per face amount

ISIN: US7800977883 CUSIP: 780097788	9	RBSG	ADSs, Series L, representing 5.750% Series L Category II Non-cumulative Dollar Preference Shares, issued by RBSG on June 23, 2003	$765,000,000.00	$25	$99,303,075.00	$16.25 per Security

ISIN: US7800978790 CUSIP: 780097879	10	RBSG	ADSs, Series H, representing 7.250% Non-cumulative Dollar Preference Shares, Series H, issued by RBSG on February 8, 1999	$270,000,000.00	$25	$57,808,649.53	$19.25 per Security

ISIN: US7800978048 CUSIP: 780097804	11	RBSG	ADSs, Series F, representing 7.650% Non-cumulative Dollar Preference Shares, Series F, issued by RBSG on March 26, 1997	$180,000,000.00	$25	$43,614,803.07	$20.00 per Security

ISIN: US6385398820 CUSIP: 638539882	12	NatWest	ADSs, Series C, representing 7.760% Non-cumulative Dollar Preference Shares, Series C, issued by NatWest on April 8, 1997	$270,000,000.00	$25	$54,270,125.00	$21.25 per Security

ISIN: US74927FAA93 CUSIP: 74927FAA9	13	RBSG	Floating Rate Non-cumulative Trust Preferred Securities issued by RBS Capital Trust IV on August 24, 2004 and September 27, 2004	$470,200,000.00	$1,000	$194,326,000.00	52% per face amount

ISIN: US749274AA41 CUSIP: 749274AA4	14	RBSG	4.709% Non-cumulative Trust Preferred Securities issued by RBS Capital Trust I on May 21, 2003	$321,925,000.00	$1,000	$175,407,000.00	66% per face amount

ISIN: US74927QAA58 CUSIP: 74927QAA5	15	RBSG	5.512% Non-cumulative Trust Preferred Securities issued by RBS Capital Trust III on August 24, 2004	$356,526,000.00	$1,000	$215,407,000.00	66% per face amount

Securities Code	Accept- ance Priority Level	Offeror	Title of Securities	Series Offer Limit	Face Amount per Security	Aggregate Face Amount Validly Tendered and Not Withdrawn	Tender Offer Consideration(1) per Security or as a percentage of Face Amount Tendered

ISIN: US74927PAA75 CUSIP: 74927PAA7	16	RBSG	6.425% Non-cumulative Trust Preferred Securities issued by RBS Capital Trust II on December 10, 2003	$393,572,000.00	$1,000	$144,573,000.00	67% per face amount

ISIN: US780097AS09 CUSIP: 780097AS0 and ISIN: XS0323865047 CUSIP: 032386504	17	RBSG	6.990% Fixed Rate/Floating Rate Preferred Capital Securities issued by RBSG on October 4, 2007	$563,605,000.00	$100,000	$81,825,000.00	74% per face amount

ISIN: US780097AH44 CUSIP: 780097AH4	18	RBSG	7.648% Perpetual Regulatory tier One securities, Series 1 issued by RBSG on August 20, 2001	$685,571,000.00	$1,000	$91,344,000.00	86% per face amount

(1)                     The Tender Offer Consideration does not include Accrued Distributions which will be paid by the Offerors in addition to the Tender Offer Consideration.

General Information Regarding the Tender Offer

RBS Securities Inc. acted as Global Arranger, Joint Lead Dealer Manager and Advisor, Banc of America Securities LLC acted as Lead Dealer Manager and Advisor, Morgan Stanley & Co. Incorporated acted as Lead Dealer Manager, and J.P. Morgan Securities Inc. and HSBC Securities (USA) Inc. acted as Dealer Managers. D.F. King & Co., Inc. served as information agent and BNY Mellon Shareowner Services served as tender agent.

Persons with questions regarding the Tender Offer should contact D.F. King & Co., Inc., the Information Agent, at the contact information set forth below.

Information Agent

D.F. King & Co., Inc.

48 Wall Street

New York, New York 10005

USA
Banks and Brokers, Call Collect:
 +1 212-269-5550
All Others, Call Toll Free:
 +1 800 859 8511
rbs@dfking.com

About RBSG AND NatWest

RBSG is the holding company of a large global banking and financial services group.  Headquartered in Edinburgh, RBSG operates in the United Kingdom, the United States and internationally through its two principal subsidiaries, the Royal Bank of Scotland plc (“RBS”) and NatWest.  Both RBS and NatWest are major UK clearing banks whose origins go back over 275 years. In the United States, RBSG’s subsidiary Citizens Financial Group Inc. is a large commercial banking organization. RBSG has a large and diversified customer base and provides a wide range of products and services to personal, commercial and large corporate and institutional customers in over 50 countries.

Offer and Distribution Restrictions

General

This press release must be read in conjunction with the Offer to Purchase and accompanying Letter of Transmittal. No offer to purchase any securities is being made pursuant to this press release. Neither this press release nor the Offer to Purchase and accompanying Letter of Transmittal constitutes an offer to purchase in any jurisdiction in which, or to or from any person to or from whom, it is unlawful to make such offer under applicable securities laws and tenders of Securities pursuant to the Tender Offer will not be accepted from holders thereof in any jurisdiction where such invitation or tender is unlawful.

The distribution of this press release in certain jurisdictions may be restricted by law. Persons into whose possession this press release and/or the Offer to Purchase and accompanying Letter of Transmittal comes are required to inform themselves about, and to observe, any such restrictions.

Italy

The Tender Offer was not made, directly or indirectly, in the Republic of Italy. The Tender Offer, this press release, the Offer to Purchase and any other documents or materials relating to the Offer have not been submitted to the clearance procedure of the Commissione Nazionale per le Società e la Borsa (CONSOB) pursuant to Italian laws and regulations. Accordingly, neither the Offer to Purchase, this press release nor any other offering material relating to the Tender Offer or the Securities was or may be distributed or made available in the Republic of Italy.

United Kingdom

The communication of (i) this press release, (ii) the Offer to Purchase, and any other documents or materials relating to the Tender Offer have not been and will not be made, and such documents and/or materials have not been and will not be approved, by an authorized person for the purposes of Section 21 of the Financial Services and Markets Act 2000. Accordingly, the documents and/or materials referred to in (ii) were not distributed to, and must not be passed on to, the general public in the United Kingdom. The communication of the documents and/or materials referred to in (i) and (ii) as a financial promotion is only being made to those persons in the United Kingdom falling within the definition of investment professionals (as defined in Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Financial Promotion Order”)) (and any persons who do not have professional experience in matters relating to investments should not rely on such documents and/or materials) or persons who are within Article 43 of the Financial Promotion Order or any other persons to whom it may otherwise lawfully be made in accordance with the Financial Promotion Order.

Other

The Tender Offer is subject to further distribution restrictions as more fully set out in the Offer to Purchase.